Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

Before signing this Severance Agreement and Release (“Release”), you should carefully review the Summary Plan Description for the Cliffs Natural Resources Employee Severance Plan and the Summary Plan Description Addendum for the Involuntary Severance of Salaried Employees. You may also request a complete copy of the Plan Document and Addendum. You are advised to consult with an attorney prior to executing this Release. Your signature must be notarized.

This Release is entered into knowingly and voluntarily by and between William A. Brake (“Employee”) and Cliffs Natural Resources Inc. and its affiliates identified in Section III.A, below (collectively, the “Company”). Employee and the Company are referred to each individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined in this Release shall have the meanings set forth in the Plan (as defined below).

RECITALS

A. Employee and the Company have mutually agreed to terminate Employee’s employment with the Company.

B. Employee and the Company desire to establish an amicable separation of Employee’s employment, to facilitate an appropriate transition of Employee’s responsibilities as to the Company and to settle fully and finally any and all differences between them which have arisen, or may arise, out of the employment relationship and/or the termination of that relationship.

C. Employee’s employment with the Company is terminated effective March 31, 2012 (“Termination Date”). During the period from the date of this Agreement through the Termination Date, Employee shall fully and reasonably cooperate with the Company to appropriately transition Employee’s responsibilities as to the Company in the manner reasonably determined and directed by the Company.

D. The Company agrees to pay Employee all wages and other compensation earned through the Termination Date.

E. The Company desires to offer Employee participation in the Cliffs Natural Resources Employee Severance Plan (the “Plan”) under the terms set forth in the Cliffs Natural Resources Employee Severance Plan document and the Addendum for the Severance of Salaried Employees in connection with the Employee’s termination of employment.

F. Participation in the Plan requires (i) execution and notarization, (ii) delivery to the Company, and (iii) non-revocation, of this Release, all within the time frames specified in Section VI.

AGREEMENT

I. SEVERANCE PAYMENTS AND BENEFITS

A. Subject to Section I.B, Employee shall receive the following payments and benefits (collectively, the “Payments” or “Benefits”) if Employee (1) signs, notarizes and delivers this Release within the time frames and in accordance with the provisions of Section VI.B; and (2) does not cancel or revoke the Release within the time frames and in accordance with the provisions of Section VI.C:

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A cash payment equal to $1,166,400.00, which is equal to twenty-four (24) months Base Pay ($432,000 * 2 = $864,000) plus an additional amount that represents an annual incentive bonus payable at target ($432,000 * 70% = $302,400), paid, less appropriate withholdings and deductions, in a lump sum within thirty (30) days after the Termination Date.

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A cash payment equal to $49,846.15, as compensation for your earned but unused vacation for 2012, paid, less appropriate withholdings and deductions, in a lump sum within thirty (30) days after the Termination Date.

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A cash payment equal to the Management Performance Incentive Plan bonus that the Employee would have earned had he been granted an award under such Plan on account of 2012, but prorated for the period beginning on January 1, 2012 and ending on his Termination Date, paid, less appropriate withholdings and deductions, in a lump sum when, and at the rate, the 2012 Management Performance Incentive Plan bonuses are paid to active employees of the Company, which is expected to be in the first quarter of 2013.

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Continued coverage under the medical, prescription drug, dental, and vision benefit programs under the health care plan for active employees offered by the Company, if any (the “Active Health Care Plan”), through the period described below as long as the Employee timely and properly pays the same portion of the costs of such coverages as is paid by similarly situated active employees. Such coverages will end at the earlier of:

o	The date the Employee fails to pay his share of the costs for such coverages;

o	The death of the Employee; or

o	The end of the month during which the Employee attains age sixty-five (65).

In the event that prior to the expiration of this obligation, as described above, the Employee obtains health care coverage(s) from one or more subsequent employers, it is understood that during such employment the Company’s Active Health Care Plan will be secondary to the coverage(s) provided by the subsequent employer(s) notwithstanding the coordination of benefit provisions of such other coverage(s) and, thus, the availability of benefits under the Company’s Active Health Care Plan will be determined after those of the coverage(s) provided by the subsequent employers and may be reduced because of benefits payable under the other coverage(s).

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To the extent that Performance Shares and/or Retention Shares have been awarded to the Employee under the 2010 Performance Share Plans, Employee shall be entitled to a pro rata claim through the Termination Date, to be paid out when, and at the rate, the 2010 Performance Share Plan pays.

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To the extent that Performance Shares and/or Retention Shares have been awarded to the Employee under the 2011 Performance Share Plans, Employee shall be entitled to a pro rata claim through the Termination Date, to be paid out when, and at the rate, the 2011 Performance Share Plan pays.

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Provided that Employee properly and timely completes and submits all of the necessary documentation relating to the provision of outplacement services, the Company shall pay for outplacement services provided by a firm, chosen by the Employee, for a maximum of twelve (12) consecutive months, with the Company’s payments for outplacement services ending March 31, 2013.

B. Should Employee breach any of the covenants contained in Sections VII (relating to the covenant of confidentiality), VIII (relating to the covenant to return Company property),

IX (relating to covenant to cooperate with the Company), XI (relating to the covenant not to disparage the Company), XII (relating to the covenant not to solicit employees or customers) and XIII (relating to the covenant not to compete) of this Release, Employee shall be required to return the Payments and Benefits already received under this Release in excess of one (1) month’s Base Pay within seven (7) days of demand by the Company, and shall receive no further Payments or Benefits under this Release.

C. Subject to Section I.B, should Employee die prior to receipt of the Payments set forth in Section I.A, then the Payments will be payable to Employee’s estate or otherwise inure to the benefit of his/her heirs.

D. The term “Base Pay” shall mean Employee’s rate of annual base salary in effect as of the Termination Date. Base Pay does not include pension contributions made by the Company, welfare or other fringe benefits paid for by the Company, expense reimbursements, overtime pay, bonuses, commissions, incentive pay, or any other special compensation.

II. REPRESENTATIONS AND WARRANTIES

Employee understands, acknowledges and agrees that:

•	Employee has the sole right and exclusive authority to execute this Release;

•	The Company and the Plan are not obligated to pay, and will not pay, to Employee any Payment or Benefits until this Release has become effective;

•	Employee executes this Release knowingly and voluntarily, in order to induce Company to provide the Payments and Benefits;

•	Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Release;

•	No other person or entity has an interest in the claims, demands, obligations or causes of action referred to in this Release;

•	The Payments and Benefits that Employee will receive in exchange for executing this Release are in addition to anything of value to which Employee is already entitled;

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The Payments and Benefits provided for in this Release are the only consideration that Employee ever will receive from the Company or any Released Parties (as defined below) for any and all claims, demands, obligations or causes of action released by this Release;

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The Payments and Benefits provided for in this Release are not intended to be provided in addition to any payments or benefits that now may be due or in the future become due or payable to Employee under the Worker Adjustment and Retraining Notification (“WARN”) Act (if applicable). Therefore, if WARN Act payments are or become due to Employee, any Payment and Benefits made under this Release in excess of one month’s Base Pay, up to the full amount necessary to satisfy such obligation, shall be treated as having been paid in satisfaction of any such obligation, and the rest of the Payments and Benefits shall be treated as having been given in exchange for the other covenants, agreements and obligations of this

Release;

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This Release and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any other Released Parties described in this Release, by which/whom any liability is and always has been expressly denied;

•	With the payments contemplated by this Agreement, the Company will have paid Employee for all vacation and any other paid time off accrued through the Termination Date;

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As of the date of execution of this Release, Employee has not filed any administrative charges or lawsuits arising out of or relating to his/her employment with the Company or the separation of that employment. If Employee cannot represent that the statement in this paragraph is true, initial here:        ; and

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As of the date of execution of this Release, Employee has no work-related injury and is medically stationary with no impairment of earning capacity. If Employee cannot represent that the statement in this paragraph is true, initial here:        .

III. RELEASE

A. Employee, for himself/herself, and his/her marital community (if any), agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily fully releases and forever discharges from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has, the following (referred to collectively as the “Released Parties”):

•	Cliffs Natural Resources Inc.;

•	United Taconite, LLC;

•	Cliffs North American Coal LLC;

•	Pinnacle Mining Company, LLC;

•	Oak Grove Resources, LLC;

•	Northshore Mining Company;

•	Tilden Mining Company LC;

•	Empire Iron Mining Partnership;

•	Cliffs Mining Company;

•	Hibbing Joint Venture;

•	Cleveland-Cliffs Inc.;

•	The Cleveland-Cliffs Iron Company;

•	Cliffs Reduced Iron Management Company;

•	Cliffs Mining Services Company;

•	PinnOak Resources, LLC;

•	Cliffs Quebec Iron Mining Limited;

•	The Bloom Lake Iron Ore Mine Limited Partnership;

•	Cliffs Logan County Coal LLC;

•	Cliffs Chromite Ontario Inc.;

•	renewaFUEL, LLC;

•	Lake Superior & Ishpeming Railroad Company;

•	Wabash Iron Co. Ltd.;

•	Cliffs International Management Company LLC;

•	Cliffs International Mineração Brasil Ltda.;

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All affiliates of Cliffs Natural Resources Inc. not already listed above, including any corporation or other entity which is controlled by or under common control with Cliffs Natural Resources Inc., or which is in the same affiliated service group or otherwise required to be aggregated with Cliffs Natural Resources Inc. under Sections 414 or 1563 of the Internal Revenue Code;

•	All current or former owners, officers, directors, shareholders, members, employees, managers, agents, attorneys, partners and insurers of the above entities; and

•	The predecessors, successors, and assigns of the above entities and individuals and the spouses, children, and family members of the above individuals.

B. Without limiting the generality of this Release, Employee acknowledges and agrees that this Release is intended to bar every claim, demand, and cause of action, including without limitation any and all claims arising under the following laws, as amended from time to time:

•	The federal Civil Rights Acts of 1866, 1871, 1964 and 1991 and all similar state civil rights statutes;

•	The Employee Retirement Income Security Act of 1974;

•	The Fair Labor Standards Act;

•	The Rehabilitation Act of 1973;

•	The Occupational Safety and Health Act;

•	The Mine Safety and Health Act;

•	The Health Insurance Portability and Accountability Act;

•	The Age Discrimination in Employment Act;

•	The Americans with Disabilities Act;

•	The National Labor Relations Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The Lily Ledbetter Fair Pay Act;

•	The Ohio Civil Rights Act;

•	State wage payment statutes;

•	State employment statutes;

•	Any statutes regarding the making and enforcing of contracts;

•	Any whistleblower statute; and

•	All similar provisions under all other federal, state and local laws.

C. Without limiting the generality of this Release, Employee further acknowledges and agrees that this Release is intended to bar all equitable claims and all common law claims, including without limitation claims of or for:

•	Breach of an express or an implied contract;

•	Breach of the covenant of good faith and fair dealing;

•	Unpaid wages, salary, commissions, vacation or other employee benefits;

•	Unjust enrichment;

•	Negligent or intentional interference with contractual relations;

•	Negligent or intentional interference with prospective economic relations;

•	Estoppel;

•	Fraud;

•	Negligence;

•	Negligent or intentional misrepresentation;

•	Personal injury;

•	Slander;

•	Libel;

•	Defamation;

•	False light;

•	Injurious falsehood;

•	Invasion of privacy;

•	Wrongful discharge;

•	Failure to hire;

•	Retaliatory discharge;

•	Constructive discharge;

•	Negligent or intentional infliction of emotional distress;

•	Negligent hiring, supervision or retention;

•	Loss of consortium; and

•	Any claims that may relate to drug and/or alcohol testing.

D. Employee further understands, acknowledges and agrees that this Release is a general release, and that Employee further waives and assumes the risk of any and all claims which exist as of the date this Release is executed, including those of which Employee does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to sign this Release.

E. Employee further understands, acknowledges and agrees that this Release waives any right Employee has to recover damages in any lawsuit brought by Employee as well as in a lawsuit brought by any third party, including without limitation the Equal Employment Opportunity Commission (“EEOC”) or any similar state agency. Employee is not, however, waiving the right to file a charge with the EEOC or any similar state agency.

F. This Release shall not be interpreted to release or require the release of the Company or the Released Parties from any:

•	Claims for Payments or Benefits under this Release; or

•	Claims for benefits under any pension plan of the Company; or

•	Claims arising out of acts or practices which occur after the execution of this Release.

The Company agrees to indemnify Employee for actions occurring during his employment to the same extent provided during his employment. This provision is not meant to expand Company’s obligations.

IV. REPRESENTATION OF UNDERSTANDING OF RELEASE

Employee acknowledges that Employee has had the opportunity to consult an attorney of Employee’s own choosing before entering into this Release. Employee represents and warrants that Employee has read all of the terms of this Release and that Employee fully understands and voluntarily accepts these terms. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Release.

V. RELEASE OF FEDERAL AGE DISCRIMINATION CLAIMS

Employee understands and agrees that a waiver of claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621, et seq.) (the “ADEA”) is not effective unless it is “knowing and voluntary,” and that the ADEA imposes certain minimum requirements for a waiver of ADEA claims to be knowing and voluntary. Employee acknowledges and agrees that Employee is knowingly and voluntarily giving up any rights or claims for relief Employee may have under the ADEA regarding the Company’s conduct or the conduct of any Released Parties. However, Employee acknowledges and agrees that Employee is not giving up the right to challenge the validity of this Release under the ADEA.

VI. TIME TO CONSIDER AND CANCEL RELEASE; EFFECTIVE DATE

A. Employee has at least twenty-one (21) calendar days from the receipt of this Release to decide whether to sign it and is advised to consult with an attorney before doing so. Employee is not to sign this Release unless Employee understands its provisions and is doing so voluntarily.

B. This Release shall be signed and notarized no earlier than the calendar day following Employee’s Termination Date, but no later than twenty-one (21) calendar days following the Employee’s Termination Date. Further, this Release shall be delivered to (or postmarked for delivery to) Brett S. Beech, Director, Corporate Human Resources, Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, OH 44114, no later than twenty-one (21) calendar days after Employee’s Termination Date.

C. After Employee has signed this Release, Employee has seven (7) days to change his/her mind and notify the Company in writing that Employee has canceled this Release. If Employee so cancels this Release, this Release will be null and void, and will have no force or effect. Written notice of a cancellation of this Release must actually be received by the Company at the following address and must be postmarked within the time frame described above in order to be effective: Brett S. Beech, Director, Corporate Human Resources, Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, OH 44114.

D. If Employee (i) signs, notarizes and delivers this Release within the time frames and in accordance with the provisions of Section VI.B; and (ii) does not cancel or revoke the Release within the time frames and in accordance with the provisions of Section VI.C, this Release shall become effective on the eighth day after Employee signed it (the “Effective Date”).

E. Employee understands that if he or she revokes this Release, it shall not be effective or enforceable and Employee will not become a Participant in the Plan and will not receive any Payments or Benefits under this Release.

VII. CONFIDENTIAL INFORMATION AND COVENANTS

Employee represents that, during Employee’s employment with the Company, Employee has not breached any confidentiality agreement to which Employee is a party. Employee further represents and warrants that Employee will continue to abide by the terms of any confidentiality agreement applicable to Employee after the Termination Date.

VIII. RETURN OF COMPANY PROPERTY

A. Employee agrees to return to the Company by the Termination Date all originals and copies of the Company’s property, documents and information in Employee’s possession, regardless of the form on which such information has been maintained or stored, including without limitation, computer disks, tapes or other forms of electronic storage, Company credit cards (including telephone credit cards), tools, equipment, keys, identification, software, computer access codes, disks and instructional manuals, and all other property prepared by, or for, or belonging to the Company. Employee further agrees that he or she will not retain any documents or other property belonging to Company.

B. By signing this Release, Employee affirms that Employee either (i) has no Company property remaining in his/her possession or control or, (ii) if Employee does have any such property in his/her possession or control, Employee has provided the Company a list of such property, the reason why Employee has been unable to return it to the Company, and the date by which Employee intends to return such property to the Company.

C. Employee must comply fully with this Section VIII before the Company is obligated to perform under Section I.

IX. COOPERATION

During the period from February 17, 2012 through the Termination Date, Employee shall fully and reasonably cooperate with the Company to appropriately transition Employee’s responsibilities as to the Company in the manner reasonably determined and directed by the Company. Following the Termination Date, Employee shall continue to fully and reasonably cooperate with the Company in effecting a smooth transition, and shall timely provide such information as the Company may reasonably request regarding operations and information within Employee’s knowledge while Employee was employed by the Company.

X. RESIGNATION AND RE-EMPLOYMENT

A. Employee hereby irrevocably resigns from any and all corporate offices with Cliffs Natural Resources Inc. or any of the Released Parties which he/she held in his/her capacity as an employee of the Company including without limitation positions as an officer, director, member, manager, agent, or partner of any such entities. Employee further agrees to execute any documents required to effectuate such resignations as may be requested by the Company.

B. Employee hereby forever gives up, waives and releases any right to be hired, employed, recalled or reinstated by the Company or any affiliate of the Company.

XI. NON-DISPARAGEMENT

Employee shall not make any negative statements orally or in writing about Employee’s employment with the Company, about the Company or its affiliates or any of its employees or products, to anyone other than to the EEOC or any similar state agency, Employee’s immediate family, and Employee’s legal representatives or financial advisors. Nothing herein shall prevent Employee from testifying truthfully in a legal proceeding or governmental administrative proceeding. Employee may indicate on employment applications that Employee was employed by the Company, Employee’s duties, length of employment, and salary. The Company shall not make any negative statements orally or in writing about the Employee’s employment with the Company to anyone other than to the EEOC or any similar state agency and the Company’s legal representatives. Nothing herein shall prevent the Company from testifying truthfully in a legal proceeding or governmental administrative proceeding.

XII. NON-SOLICITATION

Employee agrees that, during his period of employment and the period beginning on his Termination Date and ending eighteen (18) months following the Termination Date (the “Restricted Period”), Employee (i) shall not directly or indirectly contact, approach or solicit for the purpose of offering employment to or actually hire any person employed by the Company or its affiliates (or who was employed by the Company or its affiliates during the six (6) month period immediately prior to such solicitation or hire), without the prior written consent of the Company; provided, however, that this Section XII shall not preclude Employee from soliciting for employment (but shall, for the avoidance of doubt, prohibit hiring) any such person who responds to a general solicitation through a public medium that is not targeted at such person; and (ii) shall not call on, solicit or service any current or prospective customer, client, vendor or other business relation of the

Company or its affiliates regarding or related to products or services that are then sold or provided by (or that are intended to be sold or provided by) the Company or its affiliates or are otherwise competitive with any of the Company’s or its affiliates’ products or services or otherwise induce or attempt to induce any such person into any business relationship which would harm the Company or its affiliates.

XIII. NON-COMPETITION

During the Restricted Period, Employee shall not engage or prepare to engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that the Company or its affiliates conducts or proposes to conduct during the Restricted Period anywhere in the world (the “Restricted Business”); provided that ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging in the Restricted Business solely by reason thereof. Employee acknowledges that the business of the Company or its affiliates is international in scope and that the Company and its affiliates currently sell their products and services on an international basis.

XIV. SEVERABILITY

In the event that any provision(s) of this Release is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Release shall continue in full force and effect.

XV. BINDING EFFECT

This Release shall be binding upon and operate to the benefit of Employee, the Company, the Released Parties, and their successors and assigns.

XVI. WAIVER

No waiver of any of the terms of this Release shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. The Company or Employee may waive any provision of this Release intended for its/his/her benefit, but such waiver shall in no way excuse the other Party from the performance of any of its/his/her other obligations under this Release.

XVII. GOVERNING LAW

This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.

XVIII. SUBSEQUENT MODIFICATIONS

The terms of this Release may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Release. No oral agreement may modify any term of this Release.

XIX. ENTIRE AGREEMENT

This Release constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. There are no agreements of any nature whatsoever among the Parties except as expressly stated herein.

XX. ATTORNEYS’ FEES AND COSTS

This Section XX shall not apply to any litigation arising out of a challenge to the validity of this Release under the ADEA, or any litigation in which the validity of this Release under the ADEA is an issue. In the event of litigation arising out of any other alleged breach of this Release, the prevailing Party shall be entitled to an award of its reasonable attorneys’ fees and costs.

[Signature Page Follows]

Date: February 17, 2012	/s/ William A. Brake
William A. Brake

STATE OF Ohio	)
	)	ss.
County of Cuyahoga	)

On this 17th day of February, 2012, before me personally appeared William A. Brake, to me known to be the person described in and who executed the Severance Agreement and Release and acknowledged that he/she executed the same as his/her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Adam D. Munson, Atty.
Notary Public
My Commission Expires:

CLIFFS NATURAL RESOURCES INC.

/s/ James Michaud
James Michaud, SVP, Human Resources